PROMISSORY NOTE




   US$5,000,000                                                  October 31,1994


        Hondo Oil & Gas Company, a Delaware corporation, ("Borrower") and Lonrho Plc ("Lender") are parties to that certain letter agreement dated October 12, 1994, and November 10, 1994, by and between Borrower and Lender (herein, as from time to time supplemented, amended or restated, called the "Credit Agreement") pursuant to which Lender has agreed to make a facility available to Borrower in the total amount of US$5,000,000. To date, US$200,000 has been drawn down against this facility. A further US$4,800,000 remains available to be drawn.

        THEREFORE FOR VALUE RECEIVED, Borrower hereby promises to pay to the order of Lender the principal sum of FIVE MILLION AND NO/100 DOLLARS (US$5,000,000), together with accrued interest on the unpaid principal balance thereof at the Rate of 6% per annum, both interest and principal payable as herein provided in lawful money of the United States of America at the offices of Lonrho Plc, Cheapside House, 138 Cheapside, London, England EC2V 6BL, or at such other place as from time to time may be designated by Lender.

        This Note is issued and delivered under the Credit Agreement, and is subject to the terms and conditions of the Credit Agreement, which contains provisions for draw downs on the facility in units of US$100,000 and at 72 business hours notice.

        Accrued interest on this Promissory Note shall be payable biannually, in arrears, on April 1 and October 1 of each year. If, in the opinion of its management, Borrower does not have sufficient cash resources to pay interest on this note when due, Borrower may offer to Lender, a payment of the interest in the shares of Borrower's common stock as defined in Paragraph 3 of the Letter Agreement, dated December 17, 1993. Lender can then either (i) accept the payment if interest in kind, or (ii) add the amount of interest due to the principal of the note.

        The principal amount of this Note together with all accrued interest thereon, shall be due and payable on October 1, 1996. All past-due principal of and past-due interest on this note shall bear interest on each day outstanding at the Reference Rate of Union Bank, Los Angeles, California, plus three and one-quarter percent (3 %) per annum, and such past-due interest shall be due and payable immediately as it accrues.

        If this Note is placed in the hands of an attorney for collection after default, or if all or any part of the indebtedness represented hereby is proved, established or collected in any court or in any bankruptcy, receivership, debtor relief, probate of other court proceedings, Borrower and all endorsers, sureties and guarantors of this Note jointly and severally agree to pay reasonable attorneys' fees and collection costs to the holder hereof in addition to the principal and interest payable hereunder.





        Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collection, the bringing of any suit against any party and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and xcovenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity.

        This Note and the rights and duties of the parties hereto shall be governed by the laws of the State of California, except to the extent the same are governed by applicable federal law.



                             HONDO OIL & GAS COMPANY








                                 By:  /s/John J. Hoey
                                      _________________________
                                      John J. Hoey, President











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